     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1998



                                                      REGISTRATION NO. 333-50091


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                               AMENDMENT NO. 1 to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            GIGA-TRONICS INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

       CALIFORNIA                                         94-2656341
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                             4650 NORRIS CANYON ROAD
                           SAN RAMON, CALIFORNIA 94583
                                 (510) 328-4650
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                   ----------

                              GEORGE H. BRUNS, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            GIGA-TRONICS INCORPORATED
              4650 NORRIS CANYON ROAD, SAN RAMON, CALIFORNIA 94583
                                 (510) 328-4650
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                    COPY TO:
                             WILLIAM L. HUDSON, ESQ.
                           GIBSON, DUNN & CRUTCHER LLP
                      ONE MONTGOMERY STREET, TELESIS TOWER
                         SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 393-8200

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.





           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS                                                SUBJECT TO COMPLETION

                                                                August 19, 1998


                            GIGA-TRONICS INCORPORATED

                                 936,989 SHARES

                                  COMMON STOCK

                                 ---------------


           All of the 936,989 shares (the "Common Shares") of Giga-tronics Incorporated ("Giga-tronics" or the "Company") common stock, no par value per share (the "Common Stock"), offered hereby are being sold by the holders of the Common Shares named herein under "Selling Shareholders" (the "Selling Shareholders"). The outstanding Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "GIGA." On August 17, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $3.53 per share.


           The Company will not receive any of the proceeds from the sale of the Common Shares. Any or all of such Common Shares covered by this Prospectus may be sold, from time to time, at market prices prevailing on Nasdaq at the time of sale by means of ordinary brokerage transactions or otherwise under other terms. See "Plan of Distribution."

           The Common Shares offered hereby were originally issued by the Company in connection with its acquisitions of Viking Semiconductor Equipment, Inc. ("Viking") and Ultracision, Inc. ("Ultracision"). Common Shares were issued to former Viking shareholders pursuant to an Agreement and Plan of Reorganization (the "Viking Merger Agreement"), pursuant to which Giga-tronics acquired all of the outstanding capital stock of Viking and Viking became a wholly-owned subsidiary of the Company. Additional Common Shares were issued by the Company pursuant to an Agreement and Plan of Reorganization (the "Ultracision Merger Agreement"), pursuant to which the Company acquired all of the outstanding capital stock of Ultracision and Ultracision became a wholly-owned subsidiary of the Company. The Common Shares represent approximately 21.7% of the Company's outstanding Common Stock as of the date of this Prospectus. See "Selling Shareholders."

       SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE
                          COMMON STOCK OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                                  NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------



               The date of this Prospectus is August __, 1998

                              AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, and its public reference facilities in New York, New York and Chicago, Illinois on payment of prescribed charges. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically via EDGAR with the Commission. The Company's Common Stock is quoted on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company can also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, DC 20006.

           The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission, and the exhibits relating thereto, which have been filed with the Commission. Copies of the Registration Statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

           No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company, the Selling Shareholders set forth under "Selling Shareholders" or any underwriter. This Prospectus relates solely to the Common Stock offered hereby and it may not be used or relied on in connection with any other offer or sale of securities of the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents previously or simultaneously filed with the Commission by the Company are incorporated herein by reference and made a part hereof:


                     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended March 28, 1998;



                     (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 1998;




                     (c) The Registrant's Current Report on Form 8-K dated May 18, 1998 filed with the Commission on June 1, 1998 (as amended by the Forms 8-K/A filed with the Commission on June 2, 1998 and July 28, 1998); and


                     (d) The Registrant's Registration Statement No. 0-12719 on Form 8-A filed with the Commission on July 27, 1984, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

           All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

           Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents. Such documents may be obtained by writing to Giga-tronics Incorporated, 4650 Norris Canyon Road, San Ramon, California 94583, Attention: Corporate Secretary, or by calling (510) 328-4650.

                                   THE COMPANY


           Giga-tronics designs, manufactures, and markets microwave and radio frequency signal generation and power measurement instruments, switching devices and YIG tuned oscillators. These products are used in the development, test and maintenance of wireless communications products and systems, electronic defense systems, and automatic testing systems (ATE). The Company also manufactures a line of inspection and handling devices used in the production of semiconductor devices.


           Giga-tronics was incorporated in 1980, and its principal executive offices are located at 4650 Norris Canyon Road, San Ramon, California 94583, telephone number: (510) 328-4650.

                                  RISK FACTORS

           Statements made in this Prospectus and in documents incorporated herein by reference, including statements as to operating results and financial performance, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth below, which shareholders should carefully review. All forward-looking statements in this Prospectus are based on information available to the Company on the date hereof and assumptions which the Company believes are reasonable, and the Company assumes no obligation to update any such forward-looking statements. The following risk factors should be considered carefully by prospective investors in evaluating the Company, its business and an investment in the Common Shares.


DECLINING DEFENSE-INDUSTRY SALES

           Although the Company has achieved more balance between its defense and commercial businesses, defense related orders remain important to the Company. The outlook for such orders continues to be soft especially in the far east. If this trend were to continue, shipments in the current year could fall short of plan with a concurrent decline in earnings. Current softness in the market for the Company's commercial products has resulted in a substantial decline in backlog. If this trend cannot be reversed in the near term, shipments in the current year could fall short of plan with a concurrent decline in earnings. However, the Company believes that growth can be realized by maintaining an effective new product development program, aggressively pursuing new markets, and vigorously competing for defense business. In addition, the Company intends to broaden its product lines and expand its markets. Nevertheless, there is no assurance these efforts will lead to increased sales in the near term.

UNCERTAIN IMPACT OF RECENT AND FUTURE ACQUISITIONS; DIFFICULTIES AND COST OF INTEGRATION

           During fiscal years 1997 and 1998, Giga-tronics made three business acquisitions: ASCOR, Inc., Viking and Ultracision. Subsequent to fiscal year end, on May 18, 1998, Giga-tronics acquired Microsource, Inc. Giga-tronics has acquired these companies with the expectation that the acquisitions would result in long-term strategic benefits. The realization of the benefits sought from these acquisitions depends on the ability of Giga-tronics to effectively utilize the joint product development capabilities, sales and marketing capabilities, administrative organizations and facilities of these companies. There can be no assurance that these benefits will be achieved or that the activities of these companies will be integrated in a coordinated, timely and efficient manner. The combination of these entities also will require the dedication of management resources, which will detract such persons' attention from the day-to-day business of Giga-tronics. There can be no assurance the integration will be completed without disrupting Giga-tronics businesses. The inability of Giga-tronics to effectively utilize resources and to achieve integration in a timely and coordinated fashion could result in a material adverse effect on Giga-tronics' financial condition, operating results and cash flow.
           Prior to the acquisition of Viking and Ultracision, Giga-tronics had no experience in the semiconductor manufacturing equipment industry. As a result, integration of these companies may be difficult. The difficulties may be increased by the necessity of coordinating geographically separate organizations and addressing possible differences in corporate cultures and management philosophies. Finally, expenditures related to the development of new products by these subsidiaries have, and may in the future, impact the financial results of Giga-tronics. The future success of Giga-tronics may depend on its ability to steadily incorporate advancements in semiconductor manufacturing technologies into its new products. The impact of these new subsidiaries on the operations of Giga-tronics remains uncertain.

COMPETITION

           Giga-tronics is engaged in a highly competitive field. Competition from numerous existing companies and potential new entrants is intense and expected to increase. Many of these companies have substantially greater research and development, manufacturing, marketing, financial, technological, personnel and managerial resources than Giga-tronics. There can be no assurance that any products developed by these competitors will not gain greater market acceptance than any developed by Giga-tronics. Accordingly, Giga-tronics will be required to continue to devote substantial resources and efforts to marketing and research and development activities.

           In addition, Giga-tronics expects to continue to make significant investments in research and development. There can be no assurance that future technologies, processes or product developments will not render Giga-tronics's current product offerings obsolete or that Giga-tronics will be able to develop and introduce new products or enhancements to existing products which satisfy customer needs in a timely manner or achieve market acceptance. The failure to do so could adversely affect Giga-tronics's business.


RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS AND PROCESSES

           The market for electronics equipment is characterized by rapidly changing technology and evolving industry standards. Giga-tronics believes that its future success will depend in part upon its ability to develop and commercialize its existing products and to develop new products and application and in part to develop, manufacture and successfully introduce new products and product lines with improved capabilities and to continue to enhance existing products. There can be no assurance that Giga-tronics will successfully complete the development of current or future products or that such products will achieve market acceptance.

DEPENDENCE UPON KEY PERSONNEL

           Giga-tronics's future success is highly dependent on certain key management and technical personnel. The loss of any one of these key personnel could have a material adverse impact on Giga-tronics's results of operation. In addition, since competent management personnel and personnel capable of performing the foregoing functions are in great demand, there can be no assurance that Giga-tronics will be able to attract and retain such personnel on a timely basis and on terms acceptable to it. It is anticipated that Giga-tronics's success will depend in large part upon attracting and retaining highly-skilled managerial and other employees.

DEPENDENCE UPON KEY SUPPLIERS

           Certain of the components and subassemblies included in the products of Giga-tronics are obtained from a single supplier or a limited group of suppliers. Each of these suppliers has sold products to Giga-tronics during the last several years, and Giga-tronics has no reason to expect that they will not continue to renew these contracts in the future. Giga-tronics believes that alternative sources could be obtained and qualified to supply these products. Nevertheless, a prolonged inability to obtain certain components could have an adverse effect on operating results and could result for the period during which such alternative sources are sought.

INTERNATIONAL OPERATIONS AND EXPANSION

           International sales accounted for 28%, 31% and 25% of Giga-tronics's net revenues in the fiscal years 1998, 1997 and 1996, respectively. Giga-tronics anticipates that international sales will continue to account for a significant portion of net sales. Additionally, Giga-tronics intends to continue expansion of international operations. As a result, a significant portion of Giga-tronics's sales and operations will be subject to certain risks normally associated with international operations, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary and branch operations, potentially adverse tax consequences and the possibility of difficulties in accounts receivable collection.

           In addition to the uncertainty as to Giga-tronics's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, political instability, fluctuations in currency exchange rates, and seasonal reductions in business activity, any of which could adversely impact the success of international operations. Sales of products by Giga-tronics are denominated principally in U.S. dollars. Accordingly, any increase in the value of the U.S. dollar as compared to currencies in the companies' principal overseas markets would increase the foreign currency-denominated cost of the companies' products, which may negatively affect the companies' sales in those markets. In addition, effective patent, copyright, trademark and trade secret protection may be limited or unavailable under the laws of certain foreign jurisdictions. There can be no assurance that one or more of such factors will not have a material adverse effect on Giga-tronics's international operations and, consequently, on the business, operating results, financial condition and cash flows of Giga-tronics.


POTENTIAL VOLATILITY OF COMMON STOCK PRICE; LIMITED LIQUIDITY

           The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, shortfalls in revenues or earnings from levels expected by securities analysts and other factors such as announcements of technological innovations or new products by Giga-tronics or by competitors, government regulations or developments in patent or other proprietary rights. In addition, the Nasdaq National Market and other stock markets have experienced significant price fluctuations in recent months. These fluctuations often have seemingly been unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as general foreign and domestic economic conditions, may adversely affect the market price of the Common Stock.

           Giga-tronics stock at any time has historically traded on thin volume on Nasdaq. Sales of a significant volume of stock could result in a depression of Giga-tronics share price.


YEAR 2000 COMPLIANCE

           Like many other companies, the year 2000 computer issue creates risk for the Company. If internal systems do not correctly recognize date information when the year changes to 2000, there could be an adverse impact on the Company's operations. The Company has initiated a comprehensive project to prepare computer systems for the year 2000 and plans to have changes to critical systems completed by March 27, 1999. The Company is also assessing the capability of its products sold to customers over a period of years to handle the year 2000 and has a plan in place to address product issues. Management believes the likelihood of a material adverse impact due to problems with internal systems or products sold to customers is remote and the costs associated with these projects are not expected to have a material effect on the Company's financial position or overall trends in results of operations. The Company is also contacting critical suppliers of products and services to determine that the suppliers' operations and the product and services they provide are year 2000 capable or to monitor their progress toward year 2000 capability. There can be no assurance that another company's failure to ensure year 2000 capability would not have an adverse effect on the Company.


DIVIDENDS UNLIKELY

           Giga-tronics has never paid cash dividends on its capital stock and does not anticipate paying any cash dividends for the foreseeable future.

                                 USE OF PROCEEDS

           The Company will not receive any of the proceeds of the Common Shares offered hereunder by the Selling Shareholders.

                              SELLING SHAREHOLDERS

           Of the Common Shares offered hereby, 419,997 shares were issued to former Viking shareholders pursuant to the Viking Merger Agreement, pursuant to which Giga-tronics acquired all of the outstanding capital stock of Viking and Viking became a wholly-owned subsidiary of the Company. In addition, 516,992 shares were issued by the Company pursuant to the Ultracision Merger Agreement, pursuant to which the Company acquired all of the outstanding capital stock of Ultracision and Ultracision became a wholly-owned subsidiary of the Company. The Company may from time to time supplement or amend this Prospectus, as required, to provide other information with respect to the Selling Shareholders.

           The following table sets forth certain information regarding ownership of the Company's Common Stock by the Selling Shareholders as of March 28, 1998, including their names, their positions with the Company where applicable, and the number of Shares of Common Stock owned by them and offered pursuant to this Prospectus. Because the Selling Shareholders may offer all or part of the Common Stock which they hold pursuant to the offering contemplated by this Prospectus and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of the Common Stock that will be held by the Selling Shareholders upon termination of this offering.

                                         NUMBER OF SHARES OF
                                            COMMON STOCK                                             NUMBER OF SHARES
       SELLING SHAREHOLDER               BENEFICIALLY OWNED             PERCENTAGE OF CLASS          OFFERED HEREBY(1)
       -------------------             ------------------------         -------------------          -----------------
Gordon & Margaret Hampton(1)                  170,719                         3.9%                         170,719
Ronald Hayes & Lois Hayes                      15,032                           *                           15,032
Trust
Leonard & Carol Brown                          48,612                         1.1%                          48,612
Leroy & Celia Staufenbiel                       3,758                           *                            3,758
Kalathil & Mary Pappachan                      25,457                           *                           25,457
Edward & Janis Martinelli                      12,342                           *                           12,342
Dan Markowitz                                  26,307                           *                           26,307
Vicko Matulovic (2)                           176,809(2)                      4.1%                         176,809
James P. Davidson &                             9,395                           *                            9,395
Jean K. Davidson, Trustee of the
Davidson Family Trust
Norman Doyle                                    5,261                           *                            5,261
Nancy Tressel                                  22,549                           *                           22,549
Reuben Baltazar                                   751                           *                              751
Curt M. Berggren                              153,773                         3.6%                         153,773
Kenyon M. King                                153,773                         3.6%                         153,773
Martin E. Suorea                               20,636                           *                           20,636
Richard Greenan                                20,636                           *                           20,636
Roland S. DeAngelo                             23,734                           *                           23,734
Gail Inlow                                      3,099                           *                            3,099
Carl Berggren                                  20,636                           *                           20,636
David Berkstresser                              2,060                           *                            2,060
Mark Meder                                      8,257                           *                            8,257
Susan Kiesling                                  4,121                           *                            4,121
William Kiesling                                4,167                           *                            4,121
William Ted Stein                               3,621                           *                            3,621
Gary K. Stein                                   1,530                           *                            1,530

* Less than 1%.

----------------------
      (1) Gordon Hampton is a director and the President of Ultracision.

      (2) Vicko Matulovic is a director of Ultracision. Includes 61,284 Common Shares held by the Matulovic Family Trust, 30,065 Common Shares held by the Matulovic Qtip Trust and 84,709 Common Shares held by the Matulovic By-Pass Trust.

      (3) Curt Berggren is the President and Treasurer of Viking.


            Certain of the other Selling Shareholders are employees of the Ultracision or Viking subsidiaries, respectively, of Giga-tronics.

                              PLAN OF DISTRIBUTION

           The Company will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Shares offered hereby. The Company intends to maintain the effectiveness of the registration statement until the earliest of
(a) date upon which all of the Common Shares have been disposed of in accordance with the registration statement or Rule 144 under the Securities Act, (b) the date upon which the Common Shares may be sold in the public market in a three month period without registration under the Securities Act pursuant to Rule 144 or (c) the twelve month anniversary of the effective date of the registration statement.

           The Common Shares offered hereby may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated prior to the sale. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

           The Selling Shareholders and any such underwriters, dealers or agents which participate in the distribution of the Common Shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Shareholders or by an agreement between the Selling Shareholders and any such underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Shares contemplated by this Prospectus may receive fees or commissions in connection therewith.

           At the time a particular offer of Common Shares is made, to the extent required, a supplement to this Prospectus (each, a "Prospectus Supplement") will be distributed which will identify and set forth the aggregate number of Common Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Shares purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Shares.

           The Company has advised the Selling Shareholders that the anti-manipulation rules under the Exchange Act may apply to sales of Common Shares in the market and to the activities of the Selling Shareholders and their affiliates. The Selling Shareholders have advised the Company that during such time as the Selling Shareholders may be engaged in the attempt to sell the Common Shares registered hereunder, they will (i) not engage in any stabilization activity in connection with any of the Company's securities, (ii) not bid for or purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act; (iii) not effect any sale or distribution of the Common Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and (iv) effect all sales of Common Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transactions where no broker or other third party (other than the purchaser) is involved.

           In order to comply with certain states' securities laws, if applicable, the Common Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Common Shares may not be sold unless it has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

           No director, officer or agent of the Company is expected to be involved in soliciting offers to purchase the Common Shares offered hereby, and no such person will be compensated by the Company for the sale of any Common Shares.

           The Company will pay all of the expenses incident to the offering and sale of the Common Shares, other than commissions, discounts and fees of underwriters, dealers or agents.

           The Company has agreed to indemnify certain of the Selling Shareholders who were former shareholders of Ultracision and certain other persons against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

           Certain legal matters with respect to the validity of the Common Shares offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, San Francisco, California.


                                     EXPERTS

           The financial statements and schedules of Giga-tronics Incorporated as of March 28, 1998, and March 29, 1997 and for the years ended March 28, 1998, March 29, 1997, and March 30, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

           The financial statements of Microsource Inc. as of December 31, 1997 and December 31, 1996 and for the years then ended have been incorporated by reference herein and the registration statement in reliance upon the report, which includes an explanatory paragraph regarding the restatement of the 1996 financial statements to reflect various prior period adjustments, of PricewaterhouseCoopers, LLP, independent accountants, incorporated by reference herein.

==============================================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR THEIR RESPECTIVE AFFILIATES. NEITHER THE
DELIVERY OF THIS PROSPECTUS OR  ANY   PROSPECTUS   SUPPLEMENT  NOR  ANY  SALE
MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN OR THEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS
PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  ------------


                               TABLE OF CONTENTS



                                                  PAGE
                                                  ----
AVAILABLE INFORMATION                               2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE     3

THE COMPANY                                         4

RISK FACTORS                                        5

USE OF PROCEEDS                                     9

SELLING SHAREHOLDERS                                9

PLAN OF DISTRIBUTION                               12

LEGAL MATTERS                                      13

EXPERTS                                            13


=======================================================================


=======================================================================



                                  GIGA-TRONICS
                                  INCORPORATED


                                  ------------


                                 936,989 SHARES


                                  ------------

                                  COMMON STOCK

                                  ------------


                                  ____________

                                   PROSPECTUS
                                  ____________




                                August __, 1998



=======================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF DISTRIBUTION

Registration fee...................................................................$  1,881
Blue Sky fees and expenses.........................................................$      0
Legal fees and expenses*...........................................................$165,000
Printing expenses*.................................................................$  7,000
Accounting fees and expenses*......................................................$200,000
Miscellaneous*.....................................................................$297,000
                                                                                   --------
          Total expenses*..........................................................$670,881
                                                                                   ========

--------------------
* Estimated


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS


           Sections 204 and 317 of the California General Corporation Law and the Registrant's Bylaws contain provisions authorizing the indemnification of corporate directors and officers against certain liabilities and expenses incurred in connection with proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act or the Exchange Act.

           Article V of the Registrant's Bylaws requires the Registrant to indemnify all directors and officers to the fullest extent permitted by California law and also provides for the advancement of expenses to officers and directors in connection with their defense of civil or criminal proceedings upon the written undertaking of the director or officer to repay the advance in the event it is ultimately determined that such individual is not entitled to indemnification under the California General Corporation Law.

           In addition, the Registrant has entered into supplemental indemnification agreements with its directors which broaden the scope of indemnity beyond that expressly provided by the Bylaws and the California General Corporation Law. These supplemental contracts are permissible under California General Corporation Law and have been approved by the Registrant's shareholders. The agreements provide the directors with indemnification to the fullest possible extent permitted by law against all expenses (including attorney fees), judgments, fines and settlement amounts incurred or paid by them in any action or proceeding (including any action by or in the right of the Registrant) by reason of their service either as a director, officer, employee or agent of the Registrant or, at the Registrant's request, as a director, officer, agent or employee of another company, partnership, joint venture, trust or other enterprise. However, no indemnity will be provided to any director with respect to conduct which is adjudged to be knowingly fraudulent, deliberately dishonest or to constitute willful misconduct.

           For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS


        Title of Exhibit
        ----------------
 *2.1    Agreement and Plan of Reorganization date as of June 6, 1997 among
        Giga-tronics Incorporated, GTV Acquisition Corp. and Viking
        Semiconductor Equipment, Inc.

 *2.2    Agreement and Plan of Reorganization dated as of December 2, 1997 among
        Giga-tronics, Incorporated, Giga Acquisition Corp. and Ultracision, Inc.
        (incorporated by reference to the Company's Current Report on Form 8-K dated December 2, 1997).

 *4.1    Registration Rights Agreement, dated as of December 22, 1997 among the
        Company and the shareholders of Ultracision, Inc.

 *5.1    Opinion of Gibson, Dunn & Crutcher LLP regarding legality of securities being registered.

 23.1    Consent of KPMG Peat Marwick LLP.

 23.2    Consent of PricewaterhouseCoopers LLP.

 23.3    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

*24.1    Power of Attorney.

------------
* Previously filed with this Registration Statement.


ITEM 17.  UNDERTAKINGS

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                               (i) To include any prospectus required by Section
                     10(a)(3) of the Securities Act of 1933;

                               (ii) To reflect in the prospectus any facts or
                     events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                               (iii) To include any material information with
                     respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                     (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
           (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on this 18th day of August, 1998.

                                       GIGA-TRONICS INCORPORATED

                                       By: /s/ Mark H. Cosmez II
                                          -------------------------------------
                                           Mark H. Cosmez II
                                           Vice President of Finance/
                                           Chief Financial Officer

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                         Title                                                Date
---------                         -----                                                ----
       *                          Chairman and Chief Executive                         August 18, 1998
------------------------          Officer and Director
George H. Bruns, Jr.              (Principal Executive Officer)


/s/ Mark H. Cosmez II             Vice President of Finance/                           August 18, 1998
------------------------          Chief  Financial Officer
Mark H. Cosmez II                 (Principal Financial Officer and Principal
                                  Accounting Officer)


       *                          Director                                             August 18, 1998
------------------------
James A. Cole


       *                          Director                                             August 18, 1998
------------------------
Edward D. Sherman


       *                          Director                                             August 18, 1998
------------------------
Robert C. Wilson

*By: Mark H. Cosmez II
     -------------------
     Mark H. Cosmez II
     Attorney-in-Fact

                                  EXHIBIT INDEX

 *2.1 Agreement and Plan of Reorganization date as of June 6, 1997 among Giga-tronics Incorporated, GTV Acquisition Corp. and Viking
               Semiconductor Equipment, Inc.

 *2.2 Agreement and Plan of Reorganization dated as of December 2, 1997 among Giga-tronics, Incorporated, Giga Acquisition Corp. and
               Ultracision, Inc. (incorporated by reference to the Company's
               Current Report on Form 8-K dated December 2, 1997).

 *4.1 Registration Rights Agreement, dated as of December 22, 1997 among the Company and the shareholders of Ultracision, Inc.

 *5.1 Opinion of Gibson, Dunn & Crutcher LLP regarding legality of securities being registered.

 23.1          Consent of KPMG Peat Marwick LLP.

 23.2          Consent of PricewaterhouseCoopers LLP.

 23.3 Consent of Gibson, Dunn & Crutcher LLP (included in the opinion filed as Exhibit 5.1).

*24.1          Power of Attorney.


* Previously filed in connection with this Registration Statement.